EXHIBIT 99.33

Press Release

Contact:

Terri Snow

Executive Director –

Corporate Communications

(918) 669-2743

tsnow@dtag.com

FOR IMMEDIATE RELEASE

Dollar Thrifty Automotive Group Announces

Key Executive Retirement

Tulsa, Oklahoma, August 3, 2006: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG), today announced that Donald M. Himelfarb, 61, Chief Administrative Officer, has announced his retirement effective December 31, following a successful car rental career that spanned over three decades. He will step down from his current position as Chief Administrative Officer on September 1, and will serve in a transitional role through the end of the year.

Commenting on Himelfarb’s forthcoming retirement, Gary L. Paxton, President and CEO, said, “Since we consolidated the support functions of our two brands in 2002, Don has been exceptional in orchestrating the key areas of our company. One of his crowning achievements has been leading the recent negotiations and outsourcing of our IT function to EDS (Electronic Data Systems). We wish Don continued success and Godspeed as he embarks upon the next chapter of his life. His accomplishments at DTG will be his legacy for years to come.”

During his 17 year tenure as franchisee of Thrifty’s Baltimore location, Don held several leadership positions on the Thrifty Car Rental National Advertising Committee.

In 1990, he became President of Thrifty Canada, Ltd., a subsidiary of Thrifty Car Rental and Pentastar Transportation Group, owned by the Chrysler Corporation. Under his leadership, Thrifty Canada achieved substantial growth, including entry into all major Canadian airports.

In 1992, he was named President and CEO of Thrifty Rent-A-Car System, Inc., where he transitioned Thrifty into the world’s largest franchised car rental company.

In December 2002, Dollar Thrifty Automotive Group, Inc., parent company of the Thrifty Car Rental and Dollar Rent A Car brands, unveiled a new corporate platform, operating as a single company, while continuing to support and grow both of its brands independently. From December 2002 through September 2003, Himelfarb served as Co-President and Chief Operating Officer with Gary L. Paxton, focusing on Franchising, Marketing and Administration. In a subsequent reorganization, Don was named Chief Administrative Officer, with major responsibilities for Technology, Fleet, Legal and Administrative Services.

“I am extremely proud of what we have done to make the Dollar and Thrifty brands two of the top value car rental brands in the country,” Himelfarb said. “I’ve always been a big sports fan, and admired the athlete who decides to go out at the top of his game. The timing couldn’t be more opportune for me to complete my car rental career. I have the highest professional and personal regard for Gary, the DTG management team and our 8,500 employees. They possess the knowledge, experience and leadership to take this company to the next level. I will watch the continuing progress of DTG with great pride.”

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have approximately 800 corporate and franchised locations in the United States and Canada, and they have operations at most major airports. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.